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                                                                    EXHIBIT 99.1


Contacts:         Jason Lynch               Louis Salamone, Jr., CFO
                  Jim Fingeroth             Applied Graphics Technologies, Inc.
                  Kekst and Company         (212) 716-6630
                  (212) 521-4800

                     APPLIED GRAPHICS TECHNOLOGIES ANNOUNCES
                          CASH OFFER FOR WACE GROUP PLC


     NEW YORK, MARCH 10, 1999 - Applied Graphics Technologies, Inc. (NASDAQ:
AGTX), a leading provider of outsourced digital media asset management services in the United States, today announced its offer to purchase all of the outstanding ordinary shares of Wace Group Plc for 72 pence per share for total cash consideration of approximately UK PDS 57.0 million (approximately US$92.3 million). The offer will be governed by the United Kingdom Takeover Rules.

     The consideration referred to above excludes an additional approximately UK PDS 1.4 million (approximately US$2.4 million) which may become payable in connection with the exercise of options currently outstanding under various Wace option plans.

     Fred Drasner, Chairman, Chief Executive Officer and Chief Operating Officer of Applied Graphics Technologies, said, "We are pleased to announce this cash offer for Wace. The acquisition will represent a significant step in the international development of AGT and provides an opportunity to improve further our service to the customers of both companies."

     Wace Group Plc operates an international network of digital imaging businesses and is a provider of digital services in the areas of pre-press, color management, interactive multimedia services and print procurement.

     Applied Graphics Technologies, Inc. is a leading provider of outsourced advanced digital media asset management and archiving services, through its
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proprietary Digital Link(R) System, to magazine and newspaper publishers, advertisers and their agencies, entertainment companies, catalogers and retailers, as well as major corporations. From more than 30 locations across the country, AGT supplies a complete range of digital and traditional processes for images, including scanning, color enhancement, image editing, archiving and electronic distribution. AGT tailors these services to fit specific customer needs, from conventional project and contract vendor relationships to today's more progressive arrangements, consisting of outsourcing on-site facilities management and complete turnkey operations. Additionally, AGT provides a wide range of advertising and marketing related creative services for customers primarily in retailing. These services include assistance in creation of newspaper advertising campaigns, development of in-store and collateral media and photographic services. AGT also provides content management and the volume reproduction and distribution of television and radio commercials to broadcast and cable media for ad agencies and their clients. Finally, through its Devon Publishing Group, AGT is a publisher of alternative greeting cards, calendars and fine art and other prints and wall decor items.

     This release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual achievements to be materially different from those anticipated in the forward-looking statements. Readers are referred to AGT's SEC filings, including its quarterly reports on Form 10-Q and Annual Report on Form 10-K, for a discussion of such factors. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

     Additional information about Applied Graphics Technologies can be obtained by visiting the AGT website: http://www.agt.com.

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